UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2011
Date of Report (Date of earliest event reported)

CROSS BORDER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-52738	98-0555508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22610 US Highway 281 N., Suite 218 San Antonio, TX	78258
(Address of principal executive offices)	(Zip Code)

(432) 789-1180
Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amended and Restated Credit Agreement

On January 31, 2010, Cross Border Resources, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) with Texas Capital Bank, N.A. (“TCB”).  The Credit Agreement provides the Company with an initial borrowing base of US $4,000,000.  Provided that the trustee for the Company’s 7½% Debentures, Series 2005 (the “Pure Debentures”) consents, the amount available under the Credit Agreement may be increased by TCB up to US $25,000,000 based on the Company’s reserve reports and the value of the Company’s oil and gas properties.  If the trustee for the Pure Debentures does not consent, the maximum available under the Credit Agreement will be limited to US $10,000,000.  The Company is obligated under the Pure Debentures pursuant to its acquisition of Pure Energy Group, Inc. on January 3, 2011.  The Credit Agreement has a term of 3 years, with interest payable at the greater of 4% per annum or TCB’s base rate of interest plus 0.5%.  Amounts advanced under the Credit Agreement are secured by all of the Company’s oil and gas and other properties.  Proceeds advanced under the Credit Agreement may be used by the Company for general working capital purposes and to fund the acquisition and development of oil and gas properties.  Accrued and unpaid interest on the outstanding loan balance (the “Loan Balance”) is due and payable monthly commencing on March 1, 2011 and continuing on the first day of each calendar month thereafter.  The Loan Balance is due and payable at the end of the term of the Credit Agreement.

The above summary is qualified in its entirety by reference to the full text of the Credit Agreement a copy of which are filed as exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the Company’s press release regarding the execution of the Credit Agreement is attached as an exhibit to this report.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Credit Agreement between Cross Border Resources, Inc. and Texas Capital Bank, N.A. dated January 31, 2011.
99.1	News release dated February 1, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSS BORDER RESOURCES, INC.
Date: February 7, 2011
	By:	/s/ P. Mark Stark

P. Mark Stark
Chief Financial Officer and Treasurer